Exhibit 5.1
JONES DAY
NORTH POINT • 901 LAKESIDE AVENUE • CLEVELAND, OHIO 44114-1190
TELEPHONE: (216) 586-3939 • FACSIMILE: (216) 579-0212
May 24, 2011
Molycorp, Inc.
5619 Denver Tech Center Parkway
Suite 1000
Greenwood Village, Colorado 80111

Re:	Registration Statement on Form S-1 filed by Molycorp, Inc.
Ladies and Gentlemen:
     We are acting as counsel for Molycorp, Inc., a Delaware corporation (the “Company”), in connection with the offering and sale by certain stockholders of the Company (the “Selling Stockholders”) of up to 11,500,000 shares (the “Selling Stockholder Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), pursuant to the Underwriting Agreement (the “Underwriting Agreement”) proposed to be entered into among the Company, the Selling Stockholders and J.P. Morgan Securities LLC and Morgan Stanley & Co. Incorporated, acting as the representatives of the several underwriters to be named in Schedule III thereto.
     In connection with the opinion expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinion. Based upon the foregoing and subject to the further assumptions, qualifications and limitations set forth herein, we are of the opinion that the Selling Stockholder Shares have been authorized by all necessary corporate action of the Company, have been validly issued and are fully paid and non-assessable.
     The opinion expressed herein is limited to the General Corporation Law of the State of Delaware, including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such law, as currently in effect, and we express no opinion as to the effect of any other law of the State of Delaware or the laws of any other jurisdiction.
     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement on Form S-1 (the “Registration Statement”), filed by the Company to effect the registration of the Selling Stockholder Shares under the Securities Act of 1933 (the “Act”), and to the reference to us under the caption “Legal Matters” in the prospectus constituting a part of such Registration Statement. In giving such consent, we do not hereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.
Very truly yours,
/s/ Jones Day